Exhibit 99.1

FOR RELEASE ON: October 30, 2014 at 07:30 ET

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000

TASER Reports Quarterly Revenue of $44.3 Million

AXON and EVIDENCE.com Bookings Increase 35% Sequentially to $15.3 Million

SCOTTSDALE, Ariz., October 30, 2014 - TASER International, Inc. (NASDAQ: TASR), today announced financial results for the third quarter ended September 30, 2014.

Financial Summary:

•	Net sales were $44.3 million in the quarter, an increase of $9.2 million, or 26.0%, compared to third quarter 2013 net sales of $35.2 million. The increase was primarily driven by total law enforcement weapon handle sales which increased $6.7 million in the third quarter compared to third quarter of the prior year. International sales were $6.7 million in the quarter an increase of $3.0 million compared to the prior year third quarter.

•	TASER Weapons segment revenues grew $8.4 million year-over-year, or 26.5%, to $40.0 million in the third quarter of 2014.

•	EVIDENCE.com & Video segment revenues increased by $0.8 million, or 21.5%, to $4.3 million in the third quarter of 2014 in comparison to the prior year third quarter. AXON cameras and EVIDENCE.com bookings of $15.3 million, increased $9.5 million, over third quarter 2013 bookings of $5.8 million.

•	Gross margin in the third quarter of 2014 was 64.7%, compared to 62.8% in the same period last year. The improvement in gross margin in the third quarter of 2014 was driven by the 26.0% increase in net sales which resulted in better leverage of manufacturing overhead expenses and higher average selling prices.

•	Sales, general and administrative (SG&A) expenses of $12.4 million in the third quarter of 2014 decreased $0.4 million, from $12.8 million in the third quarter of 2013. As a percentage of revenue, SG&A decreased to 28.1% in the third quarter of 2014 compared to 36.3% in the prior year third quarter. Compared to the prior year, personnel expenses increased $1.2 million as the Company has increased customer-facing positions as well as some administrative functions. Expenses also increased in relation to TASER-hosted Technology Summits which take place to promote law enforcement awareness about recent developments in cloud technology. Increases were also seen in travel expense as the Company works to grow its international presence. These increases were partially offset by lower liability insurance rates as well as lower expenses related to the defense of product and commercial litigation. The Company expects to see increased SG&A in the fourth quarter due to the timing of the International Association of Chiefs of Police conference. The Company also expects higher SG&A expenses for the fourth quarter 2014 and into 2015 as the Company continues to invest and grow the infrastructure necessary to achieve its initiatives of increasing revenues internationally and in the EVIDENCE.com & Video segment.

•	Research and development (R&D) expenses of $3.8 million for the third quarter of 2014 increased $1.3 million when compared to the third quarter of 2013 driven by additional personnel expense related to EVIDENCE.com & Video segment product development initiatives. The Company continues to expect increased expenses in R&D in the fourth quarter of 2014 and into 2015 as it adds new functionality and new capabilities to the EVIDENCE.com platform.

•	Income from operations increased $5.6 million, or 81.8%, to $12.5 million in the third quarter of 2014 compared to $6.9 million in the third quarter of 2013.

•	Adjusted EBITDA was $15.1 million for the third quarter of 2014, an increase from $9.0 million in the third quarter of 2013.

•	Net income for the third quarter of 2014 was $7.6 million, or $0.14 per diluted share, compared to $5.1 million, or $0.10 per diluted share in the third quarter of 2013.

•	In the third quarter of 2014, the Company generated $16.7 million in cash from operating activities. Cash, cash equivalents and investments were $74.0 million at the end of the third quarter of 2014, up from $63.4 million at December 31, 2013. Included in these balances were $6.4 million and $12.0 million in long-term investments as of September 30, 2014 and December 31, 2013, respectively.

•	The Company completed $2.9 million of stock repurchases during the quarter, purchasing approximately 0.2 million shares for an average cost of $11.94 per share. During the first nine months of 2014, the Company completed $22.4 million of stock repurchases, purchasing approximately 1.7 million shares for an average cost of $12.99 per share. There is approximately $7.6 million remaining on the current stock repurchase authorization. Repurchases may be made from time to time on the open market.

“We continue to see positive breakthroughs in the adoption of law enforcement cloud technology as evidenced by this quarter’s EVIDENCE.com and AXON bookings of $15.3 million, nearly tripling last year’s third quarter results,” stated Rick Smith, TASER’s CEO. “In the largest agencies in the world, we are continuing to win in competitive bids as we are the only scalable end-to-end solution in the market today. Further, as of the third quarter we have sold more than 100,000 cameras into the field including AXON cameras and TASER Cam recorders. Beyond the EVIDENCE.com segment, we continue to drive consistent growth in the North American weapons business which grew 20% compared to the prior year third quarter as a result of our current smart weapon platform.”

“In addition to increased investments in sales and marketing initiatives related to the international market and EVIDENCE.com, we intend to continue to invest in R&D initiatives related to adding new features and enhanced capabilities, such as the recently announced AXON Signal wireless activation, for existing video and weapons products,” Smith continued. “We remain focused on solidifying our leading position in this market going into the New Year. Our investments in R&D and sales and marketing, combined with TASER’s market-leading products and excellent customer service, should drive long-term value for all our stakeholders,” concluded Smith.

Other Significant Events:

•	The Company announced a number of significant orders for its X26P and X2 Smart Weapons during the third quarter, including:

•	Arlington Police Department (TX)

•	Atlanta Police Department (GA)

•	Bryan Police Department (TX)

•	Central Intelligence Agency

•	Charlotte County Sheriff’s Office (FL)

•	Cleveland Police Department (OH)

•	Cobb County Police Department (GA)

•	Connecticut Police Academy (CT)

•	Dallas Police Department (TX)

•	Downey Police Department (CA)

•	Dubuque County Sheriff’s Department (LA)

•	Florida Department of Law Enforcement (FL)

•	Guilford County Sheriff’s Office (NC)

•	Harris County Constable Precinct 5 (TX)

•	Houston Police Department (TX)

•	Jefferson Parish Sheriff’s Office (LA)

•	Kansas City Police Department (MO)

•	Lakeland Police Department (FL)

•	Las Vegas Metro Police Department (NV)

•	Long Beach Police Department (CA)

•	Lynchburg Police Department (VA)

•	Maryland Transportation Authority Police (MD)

•	Maui Police Department (HI)

•	New Braunfels Police Department (TX)

•	New Haven Police Department (CT)

•	North Carolina Highway Patrol (NC)

•	Panama Border Patrol

•	Philadelphia Police Department (PA)

•	Pleasanton Police Department (CA)

•	Polk County Sheriff’s Office (FL)

•	Randolph Police Department (MA)

•	Redlands Police Department (CA)

•	Rock Hill Police Department (SC)

•	Sandy Springs Police Department (GA)

•	South Carolina Highway Patrol (SC)

•	Suffolk County Police Department (NY)

•	US Bureau of Alcohol, Tobacco, Firearms and Explosives

•	US Fish and Wildlife Bear River Migratory Bird Refuge (UT)

•	US Marshal’s Service Training Academy

•	Waco Police Department (TX)

•	Winnipeg Police Service (Canada)

•	The Company continued to see new agencies adopt, and other agencies expand, their deployments of the AXON body-worn cameras and/or EVIDENCE.com management service during the third quarter. AXON and/or EVIDENCE.com significant orders included:

•	Anaheim Police Department (CA)

•	Birmingham Police Department (AL), add-on order

•	Burlington Police Department (VT), add-on order

•	Columbus Police Department (MS)

•	Cullman County Sheriff’s Office (AL)

•	Daytona Beach Police Department (FL)

•	Droo Tactical Trading LLC (Abu Dhabi)

•	Flagstaff Police Department (AZ)

•	Fresno Police Department (CA), add-on order

•	Fullerton Police Department (CA)

•	Hanford Police Department (CA)

•	Hayward Police Department (CA)

•	Johnson County Sheriff’s Office (KS)

•	Knox County Sheriff’s Office (TN)

•	Madison County Sheriff’s Department (AL)

•	Meridian Police Department (ID)

•	Muskogee Police Department (OK)

•	Salt Lake City Police Department (UT), add-on order

•	Topeka Police Department (KS)

•	Upland Police Department (CA)

•	Winston-Salem Police Department (NC), add-on order

•	The Company will take questions relating to the third quarter results via social media. TASER management will entertain questions during the call asked via Twitter, in addition to questions from those logged into the webcast. Individuals may submit questions via Twitter using hashtag #TASR_Earnings to the @TASER_IR handle. TASER management regrets that due to time considerations, not all questions may be answered during the call. For those individuals who do not have access to Twitter, all tweets and related content are streamed directly to http://investor.taser.com.

•	The Company plans to update and post its investor relations presentation to http://investor.taser.com within the next two weeks with the third quarter results. Archived presentations from previous quarters may also be found on the website.

The Company will host its third quarter 2014 earnings conference call on Thursday, October 30, 2014 at 11 AM ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial 253-237-1156. The pass code is 10491168.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA and Adjusted EBITDA. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods and as a measure of liquidity. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is defined as EBITDA before certain other items, including: stock-based compensation; (gain) loss on write-down/disposal of property, equipment and intangibles, net; provision for obsolete and excess inventory; litigation judgment expense; loss on impairment; and interest income and other (income) expense.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•	these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears within this press release.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including AXON body-worn video cameras and EVIDENCE.com, a secure digital evidence management platform. More than 132,000 lives and countless dollars have been saved with TASER’s products and services.

Learn more at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737.

TASER® and AXON® are registered trademarks of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, AXON, AXON body, and AXON flex, AXON Signal, TASER X26P, and TASER X2 are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future; that we expect elevated SG&A and R&D spending in the fourth quarter and into 2015; and that we intend to drive top-line growth internationally and in our EVIDENCE.com & Video business and long-term value by increasing sales activities. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. TASER International assumes no obligation to update the information contained in this press release.

These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: the impact of recently issued and adopted accounting standards and guidance; the gross margins in the EVlDENCE.com & Video Segment will be lower in the near term; that increased marketing expenditure will lead to sales growth; our anticipation that government contracts will be completed; that fixed costs in our EVIDENCE.com & Video segment will remain stable and result in a lower cost of services delivered as a percentage of revenue; that R&D and SG&A expenses will continue to increase; our litigation strategy and the outcome of pending litigation against us; the sufficiency of our valuation reserves, including warranty, accounts receivable, deferred taxes and inventory reserves; our projected effective tax rate for 2014; the sufficiency of our capital resources and the availability of financing to the Company and our strategy with respect to hedging activities. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our TASER X26, X26P and X2 CEWs; the acceptance of our EVIDENCE.com software model; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our EVIDENCE.com service; budgetary and political constraints of prospects and customers; our exposure to cancellations of government contracts due to appropriation clauses; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; the long-term revenue recognition cycle for our SaaS EVIDENCE.com product; regulatory and political challenges presented by international markets; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a “crime control” product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; foreign currency fluctuations; counterparty risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2013.

Please visit http://investor.taser.com, http://blog.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser and http://www.facebook.com/TASERInternational where TASER discloses information from time to time about the company, its financial information, and its business.

For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., (480) 905-2002.

TASER International, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

Amounts in thousands, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$44,349	$35,197	$117,709	$97,806
Cost of products sold and services delivered	15,636	13,101	43,574	37,517

Gross margin	28,713	22,096	74,135	60,289
Sales, general and administrative expenses	12,441	12,776	39,734	34,898
Research and development expenses	3,759	2,439	10,820	6,444

Income from operations	12,513	6,881	23,581	18,947
Interest and other income (expense), net	(160)	35	(88)	31

Income before provision for income taxes	12,353	6,916	23,493	18,978
Provision for income taxes	4,795	1,802	8,661	6,109

Net income	$7,558	$5,114	$14,832	$12,869

Income per common and common equivalent shares
Basic	$0.14	$0.10	$0.28	$0.25
Diluted	$0.14	$0.10	$0.27	$0.24
Weighted average number of common and common equivalent shares outstanding
Basic	52,475	51,342	53,013	51,727
Diluted	53,821	53,321	54,550	53,644

TASER International, Inc.

Segment Reporting

(Unaudited)

Dollars in thousands

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	TASER Weapons	EVIDENCE.com & Video	Total	TASER Weapons	EVIDENCE.com & Video	Total
Product sales	$40,010	$3,181	$43,191	$31,627	$3,103	$34,730
Service revenue	—	1,158	1,158	—	467	467

Net sales	40,010	4,339	44,349	31,627	3,570	35,197

Cost of products sold	12,443	2,695	15,138	10,908	1,896	12,804
Cost of services delivered	—	498	498	—	297	297

Gross margin	27,567	1,146	28,713	20,719	1,377	22,096
Sales, general and administrative	10,028	2,413	12,441	11,131	1,645	12,776
Research and development	1,050	2,709	3,759	1,160	1,279	2,439

Income (loss) from operations	$16,489	$(3,976)	$12,513	$8,428	$(1,547)	$6,881

Operating margin %	41%	-92%	28%	27%	-43%	20%

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	TASER Weapons	EVIDENCE.com & Video	Total	TASER Weapons	EVIDENCE.com & Video	Total
Product sales	$105,160	$9,812	$114,972	$89,902	$6,853	$96,755
Service revenue	—	2,737	2,737	—	1,051	1,051

Net sales	105,160	12,549	117,709	89,902	7,904	97,806

Cost of products sold	34,024	8,111	42,135	31,535	4,440	35,975
Cost of services delivered	—	1,439	1,439	—	1,542	1,542

Gross margin	71,136	2,999	74,135	58,367	1,922	60,289
Sales, general and administrative	32,218	7,516	39,734	30,622	4,276	34,898
Research and development	2,660	8,160	10,820	3,126	3,318	6,444

Income (loss) from operations	$36,258	$(12,677)	$23,581	$24,619	$(5,672)	$18,947

Operating margin %	34%	-101%	20%	27%	-72%	19%

TASER International, Inc.

AXON flex, AXON body and EVIDENCE.com Bookings by Quarter

(Unaudited)

Dollars in thousands

	For the Quarter Ended,
	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Bookings	$15,267	$11,346	$5,919	$5,206	$5,847

AXON flex, AXON body and EVIDENCE.com bookings represent a statistical measure defined as the sales price of orders placed in the relevant time period. Bookings are an indication of the activity the Company is seeing relative to AXON flex, AXON body and EVIDENCE.com. We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided. Some bookings will be invoiced in subsequent years.

Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies do not appropriate money in future year budgets or invoke a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings.

TASER International, Inc.

Unit Sales Statistics

(Unaudited)

Units and percentages in whole numbers

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2014	2013	Unit Change	Percent Change	2014	2013	Unit Change	Percent Change
TASER X26	2,775	7,195	(4,420)	(61.4)%	14,220	24,296	(10,076)	(41.5)%
TASER X2	10,694	8,469	2,225	26.3	18,673	20,431	(1,758)	(8.6)
TASER X26P	15,466	7,327	8,139	111.1	36,673	17,663	19,010	107.6
TASER C2	1,462	1,544	(82)	(5.3)	5,003	5,869	(866)	(14.8)
M26	499	502	(3)	(0.6)	1,377	1,638	(261)	(15.9)
Single Cartridges	403,613	375,363	28,250	7.5	1,142,663	1,153,825	(11,162)	(1.0)
StrikeLight	350	1,322	(972)	(73.5)	2,767	1,322	1,445	109.3
TASER XREP	—	—	—	*	3,770	—	3,770	*
AXON flex	2,577	1,217	1,360	111.8	6,176	3,580	2,596	72.5
AXON body	3,224	774	2,450	316.5	8,651	774	7,877	*
TASER Cam	1,967	3,343	(1,376)	(41.2)	7,174	8,349	(1,175)	(14.1)

*	Not meaningful

TASER International, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

Dollars in thousands

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013
Net income	$7,558	$5,114	$14,832	$12,869
Depreciation and amortization	1,101	1,088	3,368	4,036
Interest expense	1	2	3	8
Provision for income taxes	4,795	1,802	8,661	6,109

EBITDA	$13,455	$8,006	$26,864	$23,022

Adjustments:
Stock-based compensation expense	1,437	963	4,121	2,906
(Gain) loss on write-down/disposal of property, equipment and intangibles, net	85	2	228	84
Provision for excess and obsolete inventory	5	110	20	279
Other expense (income)	159	(37)	85	(39)

Adjusted EBITDA	$15,141	$9,044	$31,318	$26,252

Adjusted EBITDA as a percentage of net sales	34.1%	25.7%	26.6%	26.8%

Composition of stock-based compensation:

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013
Cost of products sold	$61	$50	$149	$134
Sales, general and administrative expenses	940	736	2,598	2,293
Research and development expenses	436	177	1,374	479

	$1,437	$963	$4,121	$2,906

TASER International, Inc.

Condensed Consolidated Balance Sheets

Dollars in thousands

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$38,615	$42,271
Short-term investments	28,983	9,101
Accounts and notes receivable, net	27,099	22,488
Inventory, net	16,128	11,109
Prepaid expenses and other current assets	5,210	5,397
Deferred income tax assets, net	7,164	7,101

Total current assets	123,199	97,467
Property and equipment, net	17,848	19,043
Deferred income tax assets, net	9,603	13,679
Intangible assets, net	3,107	3,317
Goodwill	2,206	2,235
Long-term investments	6,411	12,023
Other assets	1,766	618

Total assets	$164,140	$148,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,483	$6,221
Accrued liabilities	6,853	8,840
Current portion of deferred revenue	10,033	6,878
Customer deposits	369	1,154
Current portion of capital lease payable	38	36

Total current liabilities	23,776	23,129
Deferred revenue, net of current portion	19,966	13,341
Liability for unrecognized tax benefits	1,409	3,122
Other long-term liabilities	908	376
Long-term portion of capital lease payable	39	67

Total liabilities	46,098	40,035

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	156,729	139,424
Treasury stock	(114,645)	(92,203)
Retained earnings	75,959	61,127
Accumulated other comprehensive loss	(2)	(2)

Total stockholders’ equity	118,042	108,347

Total liabilities and stockholders’ equity	$164,140	$148,382

TASER International, Inc.

Selected Cash Flow Information

(Unaudited)

Dollars in thousands

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013
Net income	$7,558	$5,114	$14,832	$12,869
Depreciation and amortization	1,101	1,088	3,368	4,036
Stock-based compensation expense	1,437	963	4,121	2,906
Net cash provided by operating activities	16,676	10,864	22,638	23,087
Net cash used in investing activities	(2,683)	(1,232)	(17,126)	(13,236)
Net cash provided by (used in) financing activities	(1,412)	6,302	(9,284)	(10,969)
Cash and cash equivalents, end of period	38,615	35,006	38,615	35,006